EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2023 Financial Results

Updated interim results from CPI-818 Phase 1/1b clinical trial continues to support potential of ITK inhibition and the ALC biomarker in T cell lymphoma

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., May 08, 2023 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the quarter ended March 31, 2023.

“We continue to focus on advancing CPI-818, our ITK inhibitor, towards a potential registrational Phase 3 randomized trial for T cell lymphoma later this year,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are generating encouraging clinical data from our ongoing Phase 1/1b trial with meaningful objective responses seen in patients with multiply recurrent T cell lymphomas. The data generated so far, continues to support the use of our recently identified biomarker to enrich for patients most likely to respond to treatment with CPI-818. In addition, we recently presented data at the American Association for Cancer Research annual meeting that highlights CPI-818's therapeutic potential in solid tumors via a novel immunotherapy mechanism of action. This adds to the broad preclinical and clinical data supporting the potential of ITK inhibition with CPI-818 as a platform opportunity across oncology and immune diseases. For our partner led programs, enrollment is ongoing in clinical trials evaluating ciforadenant and mupadolimab, with the potential for initial ciforadenant data from the Phase 1b/2 trial in patients with metastatic renal cell cancer expected to be released before the end of 2023.”

Business Update and Strategy

Prioritized Program: CPI-818 (Corvus’ selective ITK inhibitor)

CPI-818 for T Cell Lymphoma

  Corvus continues to enroll patients with relapsed T cell lymphomas (TCL) in a Phase 1/1b trial evaluating single agent therapy with CPI-818. When last reported as of February 23, 2023, 20 patients were enrolled at the optimum 200 mg BID dose, including 13 evaluable for tumor response and seven patients that had not yet been evaluated for tumor response. This data was presented at the 10th Whistler Global Summit on Hematologic Malignancies, which took place March 29 to April 2, 2023 in Whistler British Columbia, Canada. At that meeting Corvus also reported on the use of a recently incorporated biomarker based on peripheral blood absolute lymphocyte count (ALC), which identified patients most likely to respond to therapy with CPI-818. Data presented also showed that this biomarker did not select for more favorable patients based on response to their last treatment regimen prior to receiving CPI-818.
  Updated data as of May 1, 2023: A total of 28 patients were enrolled in the Phase 1/1b trial at the optimum 200 mg BID dose, including 19 evaluable for tumor response. There have been 2 complete responses (CR), 1 nodal CR and 3 partial responses (PR). Two of the patients with PRs remain on therapy. A total of nine patients remain on therapy, including five who have not had their initial tumor response evaluation. For patients with ALC above 900 per cubic milliliter of blood, objective responses (CR plus PR) were seen in six of 13 patients with disease control (CR, PR and stable disease) in 11 of 13 patients. No objective responses were seen in six patients (0 for 6) with ALC below 900. The median progression free survival is 19.9 months versus 2.1 months for patients with ALC above 900 and ALC below 900, respectively. Eligible patients for the clinical trial are now required to have ALC above 900.
  Based on the current enrollment rate of the Phase 1/1b clinical trial, Corvus believes that the number of patients treated in this clinical trial would provide adequate safety and preliminary efficacy data to inform the design of a potential registrational Phase 3 randomized clinical trial. As recommended by the FDA, Corvus plans to meet with the FDA to discuss such a clinical trial; it is anticipated that this meeting will take place during the third quarter of this year.

CPI-818 Preclinical Data in Solid Tumors

  On April 17, 2023, Corvus presented data at the American Association for Cancer Research (AACR) Annual Meeting demonstrating CPI-818’s potential to treat a variety of solid and hematological cancers based on a novel immunotherapy mechanism of action. The data demonstrated that CPI-818 monotherapy (7 days oral administration) provided statistically significant inhibition of growth in established tumors in the following cancer models: CT26 colon cancer, RENCA kidney cancer, B16 melanoma, EL4 TCL and A20 B cell lymphoma. Corvus believes the data supports a novel mechanism of action: CPI-818 modulates T cell differentiation and enhances the immune system via Th1 skewing, increased T cell cytolytic capacity and reduction of T cell exhaustion.

Partner Led Programs: Ciforadenant (adenosine 2a receptor inhibitor) and Mupadolimab (anti-CD73)

  The Kidney Cancer Research Consortium (KCRC) is enrolling a Phase 1b/2 clinical trial evaluating ciforadenant as a potential first line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The clinical trial is expected to enroll up to 60 patients and initial data is anticipated before the end of 2023.
  Angel Pharmaceuticals, Corvus’ partner in China, is enrolling patients in a Phase 1/1b clinical trial of mupadolimab in patients with non-small cell lung cancer (NSCLC) and head and neck squamous cell cancers. In this clinical trial, patients will receive mupadolimab monotherapy or in combination with pembrolizumab.

Financial Results
As of March 31, 2023, Corvus had cash, cash equivalents and marketable securities totaling $34.5 million. This compared to cash, cash equivalents and marketable securities of $42.3 million as of December 31, 2022. Corvus expects full year 2023 net cash used in operating activities to be between approximately $19 million and $22 million, resulting in a projected cash balance of between $20 million and $23 million as of December 31, 2023. Based on its current plans, Corvus expects its cash to fund operations into 2024.

Research and development expenses for the three months ended March 31, 2023 totaled $4.6 million compared to $5.1 million for the same period in 2022. The decrease of $0.5 million was primarily due to lower clinical trial and manufacturing costs associated with the development of mupadolimab.

The net loss for the three months ended March 31, 2023 was $7.9 million compared to a net loss of $8.3 million for the same period in 2022. Total stock compensation expense for the three months ended March 31, 2023 was $0.5 million compared to $0.7 million for the same period in 2022 and the non-cash loss from Corvus’ equity method investment in Angel Pharmaceuticals was $1.7 million for the three months ended March 31, 2023 compared to $1.0 million in the same period in 2022.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is CPI-818, an investigational, oral, small molecule drug that selectively inhibits ITK and is in a mid-stage clinical trial for patients with T cell lymphoma. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T cell kinase) in preclinical studies. It was designed to block malignant T cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Recent clinical data in T cell lymphomas suggests that CPI-818 has the potential to control differentiation of T helper cells and enhance immune responses to tumors. Interference with ITK signaling also can modulate immune responses to various antigens. Optimal doses of CPI-818 have been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of Th2 related cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The immunologic effects of CPI-818 lead to what is known as Th1 skewing and is made possible by the high selectivity of CPI-818 for ITK. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with T cell lymphomas, solid tumors, and in patients with autoimmune and allergic diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T cell lymphomas that was designed to select the optimal dose of CPI-818 and evaluate its safety, PK, target occupancy, immunologic effects, biomarkers and efficacy. Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, and identified a dose that maximally affects T helper cell differentiation.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – CPI-818, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-818, ciforadenant and mupadolimab; the Company’s ability and its partners’ ability, as well as the timing thereof, to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company and Angel’s Phase 1/1b clinical trial of CPI-818 and the Company’s planned meeting with the FDA to discuss a registration clinical trial with CPI-818 for T cell lymphoma during the third quarter of this year; the design of clinical trials, including the target number of patients to be enrolled; the timing of the availability and announcement of clinical data and certain other product development milestones, including the timing of data for the Phase 1/1b trial of CPI-818; the estimated amount of net cash used in operating activities for 2023 and its ability to fund operations into 2024.  All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-818, ciforadenant and mupadolimab; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for 2023 and cash on hand providing funding into 2024 and the Company’s ability to raise additional capital.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter ended March 31, 2023 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Operating expenses:
Research and development	$4,594	$5,100
General and administrative	1,980	2,313
Total operating expenses	6,574	7,413
Loss from operations	(6,574)	(7,413)
Interest income and other expense, net	376	11
Sublease income - related party	56	146
Loss from equity method investment	(1,731)	(1,041)
Net loss	$(7,873)	$(8,297)
Net loss per share, basic and diluted	$(0.17)	$(0.18)
Shares used to compute net loss per share, basic and diluted	46,556,178	46,553,511

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$34,467	$42,303
Operating lease right-of-use asset	1,953	2,217
Other assets	1,543	1,843
Investment in Angel Pharmaceuticals	20,234	21,877
Total assets	$58,197	$68,240
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$7,027	$9,524
Operating lease liability	2,303	2,601
Stockholders' equity	48,867	56,115
Total liabilities and stockholders' equity	$58,197	$68,240

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com